Exhibit 99.1

Media Contact: Jon Harmon

+1 630.815.6586

jharmon@heidrick.com

ROBERT S. KAPLAN TO JOIN HEIDRICK & STRUGGLES BOARD OF DIRECTORS

CHICAGO, Sept. 19, 2014 – Heidrick & Struggles (NASDAQ: HSII), a premier provider of Executive Search, Leadership Consulting and Culture Shaping services worldwide, has appointed Robert S. Kaplan to its Board of Directors, effective January 1, 2015.

Kaplan, 56, is the Senior Associate Dean and Martin Marshall Professor of Management Practice in Business Administration at Harvard Business School.

“We are delighted to welcome Rob to our Board of Directors,” said Richard Beattie, Chairman of the Board. “Rob brings more than three decades of financial and operating experience, as well as broad management and leadership expertise and will add a valuable perspective to our Board. We look forward to benefitting from his judgment and counsel.”

Prior to joining Harvard Business School in September 2005, Kaplan spent nearly 25 years at The Goldman Sachs Group, Inc., most recently serving as Vice Chairman with oversight responsibility for the Investment Banking and Investment Management divisions. He was also a member of the firm’s Management Committee and served as co-chairman of the firm’s Partnership Committee and chairman of the Goldman Sachs Pine Street Leadership Program. He remains a Senior Director of the firm.

“I’m pleased to be working with the Heidrick & Struggles team,” said Kaplan. “I look forward to helping extend its global position as a leader in helping clients find executive talent and build transformative leadership teams.”

Kaplan is also co-chairman of Draper Richards Kaplan Foundation, a global venture philanthropy firm, as well as chairman and a founding partner of Indaba Capital Management LLC. He is a leadership expert and author of several successful books. Kaplan also serves on the Board of the State Street Corporation, and sits on its Executive Compensation and Nominating and Corporate Governance committees.

With the addition of Kaplan, nine members of Heidrick & Struggles 10-person Board will meet the standards of “independence” under the company’s Corporate Governance Guidelines and Nasdaq Rules.

About Heidrick & Struggles:

Heidrick & Struggles International, Inc. (Nasdaq: HSII) is a premier provider of senior-level Executive Search, Culture Shaping and Leadership Consulting services. For more than 60 years, we have helped our clients build strong leadership teams through quality service, deep insights and our relationships with talented individuals worldwide. Today, Heidrick & Struggles’ leadership experts operate from principal business centers in North America, Latin America, Europe, Asia Pacific, Africa and the Middle East. For more information about Heidrick & Struggles, please visit www.heidrick.com

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